UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: March 31, 2026

ProtoKinetix, Incorporated

(Exact name of registrant as specified in its charter)

Nevada	000-32917	94-3355026
State of Incorporation	Commission File Number	IRS Employer Identification Number

109 W Main Street,

Dalton, OH 44618

Address of principal executive offices

330-445-4971

Telephone number, including Area Code

_______________________________

 Former name or former address if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 31, 2026, Mr. Edward McDonough, after serving many years as a trusted advisor to ProtoKinetix, Incorporated (the “Company”) under the leadership of Clarence E. Smith, notified the Board of Directors of the Company (the “Board”) of his resignation from the Board effective immediately. His decision to resign from the Board was not related to any disagreement with the Company on any matter relating to its operations, policies or practices.

On June 17, 2026, Michael Jones, of Corbin, Kentucky, and Jason Lamp, of Roswell, Georgia were appointed as directors of the Company to serve as members of the Board, and to hold such office until their successors are duly elected and qualified. Mr. Lamp and Mr. Jones are both seasoned entrepreneurs and longtime stockholders of the Company.

On June 17, 2026, Keith Brunt, a Translational Scientist and Associate Professor of Pharmacology, in the Faculty of Medicine at Dalhousie Medicine in New Brunswick, was appointed as a director and as the president of the Company, to hold such office until his successors are duly elected and qualified.

Dr. Keith R. Brunt, age 47, is an Associate Professor of the Department of Pharmacology in the Faculty of Medicine at Dalhousie University; Adjunct Professor in the Faculty of Business at the University of New Brunswick; and a Translational Scientist at the New Brunswick Heart Centre. Dr. Brunt has served as a director and executive on several boards in both non-profit research organizations and for-profit companies, including as a director of Routinify Inc. from 2019-2024, and as the Chair of the Board of Directors of Heart & Stroke Foundation New Brunswick from 2021-2024. Dr. Brunt has extensive experience in the scientific and clinical research fields across several disciplines. As a specialist in translational science and medicine, Dr. Brunt has advanced degrees in Physiology (BSc. Hons.) from the University of Saskatchewan and a PhD in experimental medicine for gene and cell-based therapy from Queen's University in Kingston, ON, and has completed a Fellowship in regenerative medicine at the University Health Network in Toronto, ON. Dr. Brunt founded and, since 2014, has served as both a director and the Chief Scientific Officer of Nota Bene BioMatrix Inc., a knowledge brokerage, served as Director of Finance for IMPART, a research network, and directs an independent research program in the natural sciences and experimental therapeutics, where he has managed millions in research and development grants and commercialization funds, specializing in primordial molecules and their regulatory networks. Dr. Brunt has also served as a Medical Science Advisor to the Company since 2019. Dr. Brunt draws inspiration from nature and translates this excitement into innovation, maintaining a passion for improving quality of life through strategic research and development.

Item 8.01. Other Items.

On February 11, 2026, the Company formed a wholly owned subsidiary, SightPath Biotech LLC, an Ohio limited liability company (“SightPath”) with the purpose of developing the Company’s first-in-class novel synthetic glycopeptide molecule (PKX-001) for the treatment of dry-eye disease and other ocular diseases, as well as other business pursuits. The patents supporting the development of dry-eye treatment and other ophthalmic indications are still held by the Company. Based on two independent studies, one performed in May 2021 by IQVIA, a leading company in health science analytics, and one performed in March 2025 by Benoit & Cote, a renowned leader in intellectual property, whose analysis supported IQVIA’s valuation findings, the present value of the patents and associated work done to develop the dry-eye disease treatment and other ophthalmic indications is approximately $253 million. The valuation reflects the combination of novel IP, market size, development stage, competitive differentiation, and the scarcity premium for first-in-class ophthalmic assets.

On March 31, 2026, the Company filed a Form 12b-25 Notification of Late Filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 (the “2025 10-K”). On May 15, 2026, the Company filed a Form 12b-25 Notification of Late Filing of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026 (the “2026 Q1 10-Q”). The Company is working on filing the 2025 10-K and the 2026 Q1 10-Q.

On June 17, 2026, the Board approved the repricing of options for a total of 61,190,000 shares of common stock of the Company from a $0.028 exercise price per share to $0.01 per share and extended the expiration date of the options from December 6, 2028 to December 6, 2030.

Also on June 17, 2026, the Board approved the repricing of warrants to exercise 6,000,000 shares of common stock of the Company issued to one of its advisors from a $0.028 exercise price per share to $0.01 per share and extended the expiration date of the warrants from December 12, 2028 to December 12, 2030.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 17th day of June 2026.

ProtoKinetix, Inc.

By:	/s/ Michael Guzzetta
Michael Guzzetta, CFO